Exhibit 99.8

PCT LTD. Gears Up for Growth, Welcoming New IR/PR Team, Craig Fischer

PCT LTD (OTCPK: PCTL) (“PCT LTD” or the “Company”), focuses its business on acquiring, developing, and providing sustainable, environmentally responsible disinfecting, cleaning, and tracking technologies. The Company, which acquires and holds rights to innovative products and technologies, has partnered with Craig Fischer as its new IR/PR team. The addition of Craig and his team comes as PCT prepares to ramp up sales and distribution of its products that dramatically help multiple industries solve critical issues in an eco-friendly approach.

Craig brings more than 20 years of public relations experience to PCT and will be involved in the Company’s Investor and PR programs. In addition, he will manage global communications while providing timely insights into the Company’s progress and sharing important milestones with investors.

Craig has extensive experience in B2C and B2B communications & marketing and his team has helped private brands and Fortune 100 companies in a full spectrum of industries.

Chief Executive Officer, Gary J. Grieco, commented: “We are pleased to welcome Craig to the team. He has exactly the balance of skills that can benefit the Company as we scale up our operations. His experience in communications means he will be well positioned to keep our investors in the loop about important updates, while helping to place the Company prominently on the industrial stage.”

Mr. Fischer added: “I’m excited to get started with PCT. The Company has such an important and timely role to play in critical institutions and industries in cleaning, sanitizing, and disinfecting, especially with an environmentally friendly product. It is very exciting to be part of a team that is making a powerful impact on major problems in multiple industries.”

About PCT LTD.:

PCT LTD ("PCTL") focuses its business on acquiring, developing, and providing sustainable, environmentally safe disinfecting, cleaning, and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its wholly owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp). Currently trading on OTC: PINK, "PCTL" has applied for listing its common stock to the OTC QB market. The Company established entry into its target markets with commercially viable products in the United States and now looks forward to gaining market share in the U.S. and U.K.

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC and through Twitter (PCTL@PCTL_). PCTL does not utilize social media, chatrooms, or other online sources to disclose material information. The public should only rely on official press releases, Tweets from the Company’s official Twitter account, and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; the anticipated results of business contracts with regard to revenue; and any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

www.pctl.com

LinkedIn: https://www.linkedin.com/in/paradigm-convergence-technologies-b52571224/

Twitter: https://twitter.com/PCTL_

View source version on businesswire.com:

https://www.businesswire.com/news/home/20220201005353/en/

Investor Relations:
Craig Fischer
IR@pctl.com
786-375-0556